Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES TERMINATION OF CONTRACT FOR SALE OF SUBSURFACE INTERESTS

November 10, 2016 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that the purchase and sale agreement (the “Subsurface Agreement”) for the sale of all of its approximately 500,000 acres of subsurface interests (the “Subsurface Portfolio”) that was originally executed on April 13, 2016 between the Company and an affiliate of Land Venture Partners, LLC (the “Potential Purchaser”) was terminated on November 8, 2016.   The Company and the Potential Purchaser, amongst other things, were unable to reach a resolution on issues pertaining to the acceptability of title for a portion of the total acres in the Subsurface Portfolio. While the Company and the Potential Purchaser continue to discuss a modified transaction structure the parties mutually agreed to terminate the existing Subsurface Agreement. However, there can be no assurances regarding the likelihood or timing of a potential modified transaction with the Potential Purchaser or, if any occur, the final terms including sales price.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.6 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for the year ended December 31, 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors include the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.